Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
SECOND QUARTER AND FIRST SIX MONTHS OF 2020

SAN DIEGO, CALIFORNIA, August 3, 2020....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the second quarter and six months ended June 30, 2020. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended June 30, 2020:

•Net income per share was $0.31
•AFFO per share increased 4.9% to $0.86, compared to the quarter ended June 30, 2019
•Collected 86.5% of contractual rent across our total portfolio
•Invested $154.2 million in 32 properties and properties under development or expansion, including $58.2 million in two properties in the U.K.
•Raised $593.9 million through the issuance of 3.250% senior unsecured notes due in 2031
•Raised $98.1 million from the sale of common stock, primarily through our At -The-Market (ATM) program

For the month ended July 31, 2020:

•Collected 91.5% of contractual rent due for the month of July 2020 across our total portfolio
•Raised $378.8 million through the issuance of 3.250% senior unsecured notes due 2031

CEO Comments

“First and foremost, I appreciate my colleagues' seamless transition to a remote work environment, recognize our team’s outstanding dedication and contributions that continue to drive our business, and empathize with individuals and businesses impacted by the COVID-19 pandemic,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “While economic and public health considerations remain due to the COVID-19 pandemic, our operating results for the second quarter continue to demonstrate the stability and resiliency of our business. Our diversified and high-quality real estate portfolio, which is primarily leased to tenants providing non-discretionary and/or low price point goods or services, was 98.5% occupied at quarter-end, and we achieved a 101% rent recapture rate on re-leasing activity during the quarter. Additionally, our financial position remains strong, as we ended the quarter with a net debt to EBITDAre ratio of 5.1x and a fixed charge coverage ratio of 5.4x. As of July 31st, we had total liquidity of $2.9 billion, including approximately $400 million of cash on hand and $2.5 billion remaining borrowing capacity available on our $3.0 billion revolving credit facility (excluding the $1.0 billion accordion feature, which is subject to obtaining lender commitments), which we believe provides us significant financial flexibility.”

“Through July 31st, we have collected 86.5% of contractual rent for the second quarter and 91.5% of contractual rent for the month of July, which represented the second consecutive month of improving rent collection trends and the highest monthly rent collection reported since April 2020. We are pleased with these positive trends, and we continue to manage the business with a focus on generating long-term value for our stakeholders. Given the increased visibility to our business, we are providing 2020 acquisition guidance of $1.25 billion to $1.75 billion.”

Summarized Financial Results

The following summarizes our select financial results (dollars in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Total revenue	$414.6	$365.5	$829.0	$719.8
Net income available to common stockholders (1)(2)	$107.8	$95.2	$254.7	$206.1
Net income per share	$0.31	$0.31	$0.75	$0.67
Funds from operations available to common stockholders (FFO) (2)(3)	$288.3	$251.5	$565.4	$497.2
FFO per share	$0.84	$0.81	$1.66	$1.62
Adjusted funds from operations available to common stockholders (AFFO) (3)	$295.2	$253.9	$592.5	$502.7
AFFO per share	$0.86	$0.82	$1.74	$1.63
(1) The calculation to determine net income attributable to common stockholders includes provisions for impairment, gains on sales of real estate, and foreign currency gains and losses. These items can vary from quarter to quarter and can significantly impact net income and period to period comparisons.
(2) Net income available to common stockholders and FFO in the first six months of 2020 were impacted by the following transactions recorded in the first quarter of 2020: (i) a $9.8 million loss on extinguishment of debt due to the January 2020 early redemption of the 5.750% notes due 2021, and (ii) a $3.5 million executive severance charge for our former chief financial officer (CFO).
(3) The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trusts’ (Nareit’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, and reduced by gains on property sales. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages eight and nine of this press release.

Impact of COVID-19

Percentages of Contractual Rent Collected as of July 31, 2020

	Month Ended April 30, 2020	Month Ended May 31, 2020	Month Ended June 30, 2020	Quarter Ended June 30, 2020	Month Ended July 31, 2020

Contractual rent collected(1) across total portfolio	88.4%	84.9%	86.1%	86.5%	91.5%
Contractual rent collected(1) from top 20 tenants(2)	83.0%	82.1%	82.5%	82.5%	90.7%
Contractual rent collected(1) from investment grade tenants(3)	100.0%	98.4%	98.9%	99.1%	100.0%
(1) Contractual rent is the aggregate cash amount charged to tenants inclusive of monthly base rent receivables. U.K. rent (which is payable in pounds Sterling) was converted at the exchange rate in effect on May 1, 2020 for rents collected for the month of April 2020, on June 1, 2020 for rents collected for the month of May 2020, on July 1, 2020 for rents collected for the month of June 2020, and on July 31, 2020 for rents collected for the month of July 2020.
(2) We define top 20 tenants as our 20 largest tenants based on percentage of total portfolio annualized contractual rental revenue as of the last day of such period.
(3) We define investment grade tenants as tenants with a credit rating, and tenants that are subsidiaries or affiliates of companies with a credit rating, of Baa3/BBB- or higher from one of the three major rating agencies (Moody’s/S&P/Fitch).

We have executed deferral agreements or maintain ongoing deferral discussions with tenants that account for a majority of the unpaid contractual rent for the months of April, May, June, and July 2020. Additional detail on rent collections can be found in our supplemental materials available on our corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

Dividend Increases

In June 2020, we announced the 91st consecutive quarterly dividend increase, which is the 107th increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of June 30, 2020 was $2.802 per share. The amount of monthly dividends paid per share increased 3.1% to $0.699 in the second quarter of 2020, as compared to $0.678 in the second quarter of 2019. During the second quarter of 2020, the company distributed $240.5 million in common dividends to shareholders, representing 81.5% of its AFFO of $295.2 million.

Real Estate Portfolio Update

As of June 30, 2020, our portfolio consisted of 6,541 properties located in 49 U.S. states, Puerto Rico and the U.K., and leased to approximately 600 different tenants doing business in 50 industries. The properties are primarily freestanding and leased under long-term, net lease agreements with a weighted average remaining lease term of 9.0 years. The company's portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of June 30, 2020, portfolio occupancy was 98.5% with 101 properties available for lease or sale out of the 6,541, as compared to 98.5% as of March 31, 2020 and 98.3% as of June 30, 2019.

Changes in Occupancy

Three months ended June 30, 2020
Properties available for lease at March 31, 2020	97
Lease expirations	81
Re-leases to same tenant (1)	(60)
Re-leases to new tenant (1)(2)	(5)
Vacant dispositions	(12)
Properties available for lease at June 30, 2020	101
(1)The annual new rent on these re-leases was $15.334 million, as compared to the previous annual rent of $15.128 million on the same properties, representing a rent recapture rate of 101.4% on the properties re-leased during the quarter ended June 30, 2020.
(2)Re-leased two properties to new tenants without a period of vacancy, and three properties to new tenants after a period of vacancy.

Six months ended June 30, 2020
Properties available for lease at December 31, 2019	94
Lease expirations	190
Re-leases to same tenant (1)	(150)
Re-leases to new tenant (1)(2)	(8)
Vacant dispositions	(25)
Properties available for lease at June 30, 2020	101
(1)The annual new rent on these re-leases was $33.152 million, as compared to the previous annual rent of $33.124 million on the same properties, representing a rent recapture rate of 100.1% on the properties re-leased during the first six months of 2020.
(2)Re-leased three properties to new tenants without a period of vacancy, and five properties to new tenants after a period of vacancy.

Investments in Real Estate
The following table summarizes our acquisitions in the U.S. and U.K. for the periods indicated below:

	Number of Properties	Leasable Square Feet (in millions)	Investment ($ in millions)	Weighted Average Lease Term (Years)	Initial Average Cash Lease Yield
Three months ended June 30, 2020
Acquisitions - U.S. (in 15 states)	26	0.4	$94.3	12.9	6.4%
Acquisitions - U.K. (1)	2	0.1	58.2	9.9	6.1%
Total Acquisitions	28	0.5	152.5	11.8	6.3%
Properties under Development - U.S.	4	0.1	1.7	10.4	10.3%
Total (2)	32	0.6	$154.2	11.8	6.3%

Six months ended June 30, 2020
Acquisitions - U.S. (in 25 states)	80	1.8	$412.6	14.4	6.5%
Acquisitions - U.K. (1)	6	0.5	223.7	11.8	5.3%
Total Acquisitions	86	2.3	636.3	13.6	6.1%
Properties under Development - U.S.	8	0.2	3.9	10.5	8.8%
Total (3)	94	2.5	$640.2	13.6	6.1%
(1)Represents investments of £46.8 million Sterling during the quarter ended June 30, 2020 and £180.1 million during the six months ended June 30, 2020 converted at the applicable exchange rate on the date of acquisition.
(2)The tenants occupying the new properties operate in 8 industries, and are 100% retail, based on rental revenue. Approximately 41% of the rental revenue generated from acquisitions during the second quarter of 2020 is from investment grade rated tenants, their subsidiaries or affiliated companies.
(3)The tenants occupying the new properties operate in 17 industries, and are 96.5% retail and 3.5% industrial, based on rental revenue. Approximately 37% of the rental revenue generated from acquisitions during the first six months of 2020 is from investment grade rated tenants, their subsidiaries or affiliated companies.

Same Store Rental Revenue
The following summarizes our same store rental revenue on 5,539 properties under lease (dollars in millions):

	Three Months Ended June 30,		Six Months Ended June 30,		Decrease
	2020	2019	2020	2019	Three months	Six months
Rental Revenue	$315.7	$317.0	$635.6	$636.7	(0.4)%	(0.2)%

Our calculation of same store rental revenue includes $12.9 million of rent deferred for future payment as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the Financial Accounting Standards Board (FASB). Our calculation of same store rental revenue also includes $35.9 million of uncollected rent from the second quarter of 2020 where we have not granted a lease concession. If these applicable amounts of rent deferrals and uncollected rent were excluded from our calculation of same store rental revenue, the decreases for the second quarter and first six months of 2020 would have been (14.1)% and (6.5)%, respectively.

Property Dispositions
The following summarizes our property dispositions (dollars in millions):

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Properties sold	12	29
Net sales proceeds	$7.4	$133.6
Gain on sales of real estate	$1.3	$39.8

Liquidity and Capital Markets

Capital Raising
In May 2020, we issued $600 million of 3.250% senior unsecured notes due January 2031. The public offering price for these notes was 98.987% of the principal amount, for an effective yield to maturity of 3.364%.
During the quarter ended June 30, 2020, we raised $98.1 million from the sale of common stock at a weighted average price of $63.07 per share, primarily through our At-The-Market-Program.
In July 2020, we issued $350 million of 3.250% senior unsecured notes due January 2031, which constituted a further issuance of, and formed a single series with, the $600 million senior notes issued in May 2020. The public offering price was 108.241% of the principal amount, for an effective yield to maturity of 2.341%.

Credit Facility
We have a $3.0 billion unsecured revolving credit facility, with an initial term that expires in March 2023 (subject to two six-month options to extend). The revolving credit facility also has a $1.0 billion accordion feature, which is subject to obtaining lender commitments. As of June 30, 2020, the balance of borrowings outstanding under our revolving credit facility was $628.6 million, and we had a cash balance of $35.3 million.

Repayment of Term Loan
In June 2020, we repaid one of the $250.0 million senior term loans in full upon maturity.

2020 Acquisitions Guidance

On April 9, 2020 we withdrew our 2020 guidance that was provided on February 19, 2020 due the ongoing uncertainty regarding the impact of the COVID-19 pandemic and measures taken to limit its spread. We are reinstating guidance relating to our acquisition volume, which we currently estimate at $1.25 - $1.75 billion for 2020. We continue to evaluate the impacts of the COVID-19 pandemic on our business as the situation continues to evolve.

Conference Call Information

In conjunction with the release of our operating results, we will host a conference call on August 4, 2020 at 11:30 a.m. PT to discuss the results. To access the conference, dial (877) 701-6180 (United States) or (647) 689-4069 (International). When prompted, provide the conference ID 4181696.

A telephone replay of the conference call can also be accessed by calling (800) 585-8367 and entering the passcode 4181696. The telephone replay will be available through August 18, 2020. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.

Supplemental Materials

Supplemental materials on second quarter and year-to-date 2020 operating results, including reconciliations for non-GAAP measures, are available on our corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 6,500 real estate properties owned under long-term lease agreements with commercial tenants. To date, the company has declared 601 consecutive common stock monthly dividends throughout its 51-year operating history and increased the dividend 107 times since Realty Income's public listing in 1994 (NYSE: O). The company is a member of the S&P 500 Dividend Aristocrats® index. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, domestic and foreign real estate conditions, tenant financial health, the availability of capital to finance planned growth, volatility and uncertainty in the credit markets and broader financial markets, changes in foreign currency exchange rates, property acquisitions and the timing of these acquisitions, charges for property impairments, the effects of the COVID-19 pandemic and the measures taken to limit its impact, the effects of pandemics or global outbreaks of contagious diseases or fear of such outbreaks, the company's tenants' ability to adequately manage its properties and fulfill their respective lease obligations to the company, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Jonathan Pong, CFA, CPA
SVP, Capital Markets and Finance
(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/20	Ended 6/30/19	Ended 6/30/20	Ended 6/30/19
REVENUE
Rental (including reimbursable) (1)	$410,201	$364,252	$822,358	$718,289
Other (2)	4,435	1,198	6,619	1,526
Total revenue	414,636	365,450	828,977	719,815

EXPENSES
Depreciation and amortization	168,328	150,426	332,913	287,943
Interest	77,841	72,488	153,766	142,508
Property (including reimbursable)	26,452	21,342	52,058	42,978
General and administrative	19,063	18,585	40,027	33,693
Income taxes	2,838	1,155	5,601	2,600
Provisions for impairment	13,869	13,061	18,347	17,733
Total expenses	308,391	277,057	602,712	527,455
Gain on sales of real estate	1,323	6,891	39,829	14,154
Foreign currency and derivative gains (losses), net	502	136	(1,062)	136
Loss on extinguishment of debt	—	—	(9,819)	—
Net income	108,070	95,420	255,213	206,650
Net income attributable to noncontrolling interests	(246)	(226)	(562)	(514)
Net income available to common stockholders	$107,824	$95,194	$254,651	$206,136

Funds from operations available to common stockholders (FFO)	$288,338	$251,489	$565,441	$497,164
Adjusted funds from operations available to common stockholders (AFFO)	$295,241	$253,935	$592,463	$502,669

Per share information for common stockholders:
Net income:
Basic and Diluted	$0.31	$0.31	$0.75	$0.67

FFO:
Basic and Diluted	$0.84	$0.81	$1.66	$1.62

AFFO:
Basic	$0.86	$0.82	$1.74	$1.64
Diluted	$0.86	$0.82	$1.74	$1.63

Cash dividends paid per common share	$0.699	$0.678	$1.392	$1.350
(1)We recorded reserves as a reduction of rental revenue of $8.5 million (of which $2.1 million was related to straight-line rent receivables) for the second quarter of 2020, $417,000 for the second quarter of 2019, $10.2 million (of which $2.8 million was related to straight-line rent receivables) for the six months ended June 30, 2020, and $2.4 million (of which $1.4 million was related to straight-line receivables) for the six months ended June 30, 2019.
(2)The three and six months ended June 30, 2020 includes $1.4 million and $1.5 million, respectively, of interest income from short-term investments and money market funds. The three and six months ended June 30, 2019 includes $166,000 and $296,000, respectively, of interest income from money market funds. There were no short-term investments in the three or six months ended June 30, 2019.

FUNDS FROM OPERATIONS (FFO)
(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with Nareit’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on real estate sales.

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/20	Ended 6/30/19	Ended 6/30/20	Ended 6/30/19

Net income available to common stockholders	$107,824	$95,194	$254,651	$206,136
Depreciation and amortization	168,328	150,426	332,913	287,943
Depreciation of furniture, fixtures and equipment	(152)	(147)	(278)	(302)
Provisions for impairment	13,869	13,061	18,347	17,733
Gain on sales of real estate	(1,323)	(6,891)	(39,829)	(14,154)
FFO adjustments allocable to noncontrolling interests	(208)	(154)	(363)	(192)
FFO available to common stockholders	$288,338	$251,489	$565,441	$497,164
FFO allocable to dilutive noncontrolling interests	348	362	717	670
Diluted FFO	$288,686	$251,851	$566,158	$497,834

FFO per common share, basic and diluted	$0.84	$0.81	$1.66	$1.62

Distributions paid to common stockholders	$240,470	$208,864	$474,294	$413,410

FFO available to common stockholders in excess of distributions paid to common stockholders	$47,868	$42,625	$91,147	$83,754

Weighted average number of common shares used for FFO:
Basic	343,515,406	311,032,972	340,061,487	307,293,949
Diluted	344,148,378	311,785,281	340,744,384	308,000,806

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/20	Ended 6/30/19	Ended 6/30/20	Ended 6/30/19
Net income available to common stockholders (1)	$107,824	$95,194	$254,651	$206,136
Cumulative adjustments to calculate FFO (2)	180,514	156,295	310,790	291,028
FFO available to common stockholders	288,338	251,489	565,441	497,164
Executive severance charge (3)	—	—	3,463	—
Loss on extinguishment of debt	—	—	9,819	—
Amortization of share-based compensation	4,882	4,527	8,624	7,291
Amortization of deferred financing costs (4)	1,476	1,133	2,836	2,173
Amortization of net mortgage premiums	(356)	(354)	(710)	(708)
Loss on interest rate swaps	1,306	686	1,992	1,364
Straight-line payments from cross-currency swaps (5)	623	799	1,346	799
Leasing costs and commissions	(973)	(707)	(1,111)	(1,030)
Recurring capital expenditures	(21)	(116)	(21)	(172)
Straight-line rent	(6,242)	(7,230)	(14,024)	(12,092)
Amortization of above and below-market leases, net	6,087	3,627	12,517	7,741
Other adjustments (6)	121	81	2,291	139
AFFO available to common stockholders	$295,241	$253,935	$592,463	$502,669
AFFO allocable to dilutive noncontrolling interests	356	368	732	—
Diluted AFFO	$295,597	$254,303	$593,195	$502,669

AFFO per common share:
Basic	$0.86	$0.82	$1.74	$1.64
Diluted	$0.86	$0.82	$1.74	$1.63

Distributions paid to common stockholders	$240,470	$208,864	$474,294	$413,410

AFFO available to common stockholders in excess of distributions paid to common stockholders	$54,771	$45,071	$118,169	$89,259

Weighted average number of common shares used for AFFO:
Basic	343,515,406	311,032,972	340,061,487	307,293,949
Diluted	344,148,378	311,785,281	340,744,384	307,580,127
(1)The three and six months ended June 30, 2020 includes $14.1 million of rent deferred as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the FASB and $46.1 million of uncollected rent from the second quarter for which we have not granted a lease concession. As of June 30, 2020, collection of the $60.2 million of unpaid rent is probable. Deferrals accounted for as modifications totaling $161,000 for the three and six months ended June 30, 2020 have not been added back to AFFO.
(2)See FFO calculation on page eight for reconciling items.
(3)The executive severance charge represents the incremental costs incurred upon our former CFO's departure in March 2020, consisting of $1.6 million of cash, $1.8 million of share-based compensation expense and $58,000 of professional fees.
(4)Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans. The deferred financing costs are being amortized over the lives of the respective notes payable, mortgages and term loans. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.
(5)Straight-line payments from cross-currency swaps represent quarterly payments in U.S. dollars received by us from counterparties in exchange for associated foreign currency payments. These USD payments are fixed and determinable for the duration of the associated hedging transaction.
(6)Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, and foreign currency gains and losses as a result of intercompany debt and remeasurement transactions.

HISTORICAL FFO AND AFFO
(dollars in thousands, except per share amounts)

For the three months ended June 30,	2020	2019	2018	2017	2016

Net income available to common stockholders	$107,824	$95,194	$96,380	$81,136	$69,045
Depreciation and amortization, net of furniture, fixtures and equipment	168,176	150,279	133,831	122,939	110,147
Provisions for impairment	13,869	13,061	3,951	2,274	6,269
Gain on sales of real estate	(1,323)	(6,891)	(7,787)	(2,839)	(8,658)
FFO adjustments allocable to noncontrolling interests	(208)	(154)	(293)	(238)	(155)

FFO	$288,338	$251,489	$226,082	$203,272	$176,648

FFO per diluted share	$0.84	$0.81	$0.79	$0.75	$0.70

AFFO	$295,241	$253,935	$226,988	$208,388	$180,876

AFFO per diluted share	$0.86	$0.82	$0.80	$0.76	$0.71

Cash dividends paid per share	$0.699	$0.678	$0.659	$0.633	$0.597

Weighted average diluted shares outstanding - FFO	344,148,378	311,785,281	285,372,256	273,187,669	254,254,243

Weighted average diluted shares outstanding - AFFO	344,148,378	311,785,281	285,372,256	273,187,669	253,937,221

For the six months ended June 30,	2020	2019	2018	2017	2016

Net income available to common stockholders	$254,651	$206,136	$179,543	$152,722	$132,518
Depreciation and amortization, net of furniture, fixtures and equipment	332,635	287,641	264,775	243,879	217,887
Provisions for impairment	18,347	17,733	18,172	7,706	8,192
Gain on sales of real estate	(39,829)	(14,154)	(11,005)	(13,371)	(10,948)
FFO adjustments allocable to noncontrolling interests	(363)	(192)	(521)	(453)	(373)

FFO	$565,441	$497,164	$450,964	$390,483	$347,276

FFO per diluted share	$1.66	$1.62	$1.58	$1.46	$1.38

AFFO	$592,463	$502,669	$451,549	$409,723	$356,793

AFFO per diluted share	$1.74	$1.63	$1.59	$1.53	$1.42

Cash dividends paid per share	$1.392	$1.350	$1.309	$1.257	$1.185

Weighted average diluted shares outstanding - FFO	340,744,384	308,000,806	284,924,336	268,569,855	252,073,685

Weighted average diluted shares outstanding - AFFO	340,744,384	307,580,127	284,924,336	268,658,037	252,378,957

REALTY INCOME CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data) (unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Real estate held for investment, at cost:
Land	$5,772,734	$5,684,034
Buildings and improvements	14,096,997	13,833,882
Total real estate held for investment, at cost	19,869,731	19,517,916
Less accumulated depreciation and amortization	(3,367,420)	(3,117,919)
Real estate held for investment, net	16,502,311	16,399,997
Real estate and lease intangibles held for sale, net	40,551	96,775
Cash and cash equivalents	35,345	54,011
Short-term investment	300,000	—
Accounts receivable	255,609	181,969
Lease intangible assets, net	1,508,177	1,493,383
Other assets, net	460,554	328,661
Total assets	$19,102,547	$18,554,796

LIABILITIES AND EQUITY
Distributions payable	$81,384	$76,728
Accounts payable and accrued expenses	201,176	177,039
Lease intangible liabilities, net	322,744	333,103
Other liabilities	248,547	262,221
Line of credit payable	628,551	704,335
Term loans, net	249,258	499,044
Mortgages payable, net	394,816	410,119
Notes payable, net	6,602,152	6,288,049
Total liabilities	8,728,628	8,750,638

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 740,200,000 shares authorized, 345,023,421 and 333,619,106 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	13,704,121	12,873,849
Distributions in excess of net income	(3,306,588)	(3,082,291)
Accumulated other comprehensive loss	(53,084)	(17,102)
Total stockholders’ equity	10,344,449	9,774,456
Noncontrolling interests	29,470	29,702
Total equity	10,373,919	9,804,158
Total liabilities and equity	$19,102,547	$18,554,796

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
2018	4.2%	15.2%	4.4%	(4.0%)	2.5%	(3.5%)	2.2%	(4.4%)	1.4%	(3.9%)
2019	3.7%	21.1%	3.7%	28.7%	2.4%	25.3%	1.9%	31.5%	1.1%	35.2%
Q2 2020	4.7%	(17.3%)	4.0%	(13.3%)	2.4%	(8.4%)	1.9%	(3.1%)	0.9%	12.1%

Compound Average Annual Total Return (5)		15.3%		10.0%		10.1%		9.7%		10.5%

Note:  All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end. Dividend yield sources: Nareit website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)FTSE Nareit US Equity REIT Index, as per Nareit website.
(2)Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period. Does not include reinvestment of dividends for the annual percentages.
(3)Includes reinvestment of dividends. Source: Nareit website and Factset.
(4)Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.
(5)All of these Compound Average Annual Total Return rates are calculated in the same manner for each period from Realty Income's NYSE listing on October 18, 1994 through June 30, 2020, and (except for NASDAQ) assume reinvestment of dividends. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.